EXHIBIT 99.1

ACCESS Newswire Announces the Sale of its Compliance Business to Equiniti Trust Company, LLC”

Transaction Highlights the Strategic Transformation of the Company, to a Pure Communications SaaS Subscription Model

•	Transaction creates a focus on the higher growth communications subscription business.
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$12.5 million total cash consideration, subject to certain post-closing adjustments, with $12 million paid at closing and $500,000 held back for twelve months. $12 million proceeds will be used to immediately pay down debt.

•	The asset sale includes the transfer of the entire compliance team of 11 employees and associated client contracts, intellectual property and other related assets.
•	Refined business model expected to deliver enhanced EBITDA margins
•	Includes transition services agreement for up to six months to assist Equiniti with the integration of the compliance business

Raleigh NC / ACCESS Newswire Inc. / March 3, 2025 / ACCESS Newswire (NYSE American: ACCS) (the "Company," "ACCESS Newswire," “ACCESS”), a leading communications company, today announced the completion of the sale of its compliance division to Equiniti Trust Company, LLC (“Equiniti”) for $12.5 million, subject to certain post-closing adjustments. This transaction, which closed February 28, 2025, is a significant step in ACCESS Newswire's strategic transformation into a pure-play communications SaaS subscription business.

"Late in Q4 last year, we conducted a comprehensive market review—not only to evaluate the value of our compliance business but also to explore interest from potential buyers. Our outreach attracted multiple parties with strong interest. It soon became clear that Equiniti was the ideal partner, and we are excited to announce the sale of our compliance business to them," said Brian R. Balbirnie, ACCESS Newswire’s Founder, Chairman, and CEO.

Balbirnie continued, "We believe this marks a transformative moment for ACCESS, aligning with our strategic vision to lead the communications industry through innovation and investment in our core communications platform. By serving both investor and public relations markets, we aim to meet the evolving needs of our customers and industry. This transaction will enable us to drive growth, strengthen our competitive edge, and deliver exceptional value to our shareholders and customers alike. With our recent rebranding to ACCESS Newswire and the launch of our subscription model, we are now focused on our core mission: becoming the go-to communications platform across all industry segments and sizes."

The Company will use the full initial proceeds of $12 million to reduce its outstanding bank debt from $15.3 million to approximately $3.3 million. As a result of the outstanding debt reduction, ACCESS Newswire has also restructured and amended the term loan to reflect its new balance, renewed its line of credit, and reduced its financial covenants.

The streamlined business model is expected to set the communications business up to deliver enhanced EBITDA margins and predictable monthly recurring revenue through its subscription-based platform. The transaction enables ACCESS Newswire to focus exclusively on transitioning its over 10,000 customers into its three comprehensive fixed-fee subscriptions:

•	ACCESS IR: Essential investor relations tools and distribution
•	ACCESS PR: Comprehensive press release distribution, public relations, and media outreach
•	All ACCESS: Complete suite of communications solutions subscription

In connection with the Company's recent comprehensive rebranding initiative and the sale of the compliance business, the Company will record certain non-cash charges in the fourth quarter of 2024 and first quarter of 2025. The Company will also recognize certain accounting adjustments related to discontinued operations from the sale of the compliance business. These non-cash charges and discontinued operations accounting treatments will be reflected in the Company's upcoming financial statements but are not expected to impact the Company's cash flows or ongoing operations.

The Company expects to file its Annual Report on Form 10-K for the year ended December 31, 2024 with the U.S. Securities and Exchange Commission (the “SEC”) on or before March 25, 2025.  Additionally, the Company will file a Current Report on Form 8-K with the SEC within four business days of February 28, 2025 further describing the sale of the compliance business.

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About ACCESS Newswire Inc.

We are ACCESS Newswire, a globally trusted Public Relations (PR) and Investor Relations (IR) solutions provider. With a focus on innovation, customer service, and value-driven offerings, ACCESS Newswire empowers brands to connect with their audiences where it matters most. From startups and scale-ups to multi-billion-dollar global brands, we ensure your most important moments make an impact and resonate with your audiences. To learn more visit www.accessnewswire.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "aim, " "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs, such as "will," "should," "would," "may," and "could," are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance, or achievements to be materially different from any anticipated results, performance, or achievements for many reasons. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2023, including but not limited to the discussion under "Risk Factors" therein, which the Company filed with the SEC and which may be viewed at http://www.sec.gov/.

For Further Information:

ACCESS Newswire

Brian R. Balbirnie

919-481-4000

brianb@accessnewswire.com

Hayden IR

Brett Maas

(646) 536-7331

brett@haydenir.com

Hayden IR

James Carbonara

(646)-755-7412

james@haydenir.com

Source: ACCESS Newswire

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